Exhibit 2.2

                      AMENDMENT TO STOCK PURCHASE AGREEMENT


         This Amendment to Stock Purchase Agreement is made as of August _____, 1999 by and among Whole Foods Market Group, Inc., a Delaware corporation (the
"Purchaser"), Nature's Heartland, Inc., a Massachusetts corporation (the "Company"), Leo Kahn ("Kahn") and the other former shareholders of the Company who are signatories hereto (such persons, together with Kahn, being referred to herein collectively as the "Sellers").

         WHEREAS, the Purchaser, the Company and the Sellers entered into a Stock Purchase Agreement dated as of April 30, 1999 (the "Agreement") pursuant to which the Purchaser purchased from the Sellers on April 30, 1999 all of the issued and outstanding capital stock of the Company; and

         WHEREAS, the Purchaser, the Company and the Sellers have determined that it is in their mutual best interests to amend the Agreement in certain respects pursuant to, and in accordance with, Section 7.8 of the Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1. Defined Terms. All capitalized terms used herein which are not otherwise defined shall have the same respective meanings as those terms set forth in the Agreement.

         2. Additional Covenant as to Company Tax Matters. Section 5 of the Agreement is hereby amended by adding a new Section 5.5 immediately following
Section 5.4 of the Agreement which shall read as follows:

                  5.5 Post-Closing Tax Matters. >From and after the Closing Date, none of the Purchaser, the Company nor any of their Affiliates shall, without the prior written consent of Kahn (i) request any tax good standing certificate, corporate excise tax lien waiver or any other similar tax clearance certificate from any department, agent or other taxing authority of the Commonwealth of Massachusetts; (ii) request any review, examination or audit of the Company's tax filings or payments by any department, agency or other taxing authority of the Commonwealth of Massachusetts, (iii) take any other action which could reasonably be expected to precipitate any review, examination or audit of the Company's tax filings or payments by any department, agency or other taxing authority of the Commonwealth of Massachusetts or (iv) agree to extend, waive or toll any statute of limitations applicable to any tax return filed or any tax which may have been payable prior to the Closing Date. In the event that either the Purchaser or the Company shall receive notice at any time following the Closing Date, that any department, agency or other taxing authority of the Commonwealth of Massachusetts intends to conduct, or has commenced, any review, examination or audit of the Company's tax filings or payments for any period ending on or prior to the Closing Date, the Purchaser or the Company shall promptly give notice thereof to Kahn in the same manner

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         as notice is given to any  indemnifying  party under Section 6.4 hereof and Kahn shall be entitled to participate in such review, examination or audit as an indemnifying party in accordance with Section 6.4.

         3. Survival of Representations, Warranties and Covenants. Section 6.3 of the Agreement is hereby amended by deleting said Section 6.3 in its entirety and inserting in lieu thereof a new Section 6.3 which shall read as follows:

                  6.3 Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive until the 18 month anniversary of the Closing Date; provided, however, that the Sellers representation and warranty set forth in Section 3.7 with respect to the payment of Massachusetts sales and use taxes shall continue thereafter and shall survive until the expiration of the applicable statute of limitations. Notice of any claim, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant or agreement must be given prior to the expiration of such representation, warranty, covenant or agreement; and any claim not made within such period shall be of no force or effect. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made.

         4. Ratification of the Agreement. Except to the extent expressly amended hereby, the Agreement shall remain in full force and effect and, as so amended, is hereby ratified and confirmed.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

                                                  WHOLE FOODS MARKET GROUP, INC.

                                      By:         /s/ Glenda Flanagan
                                                  -------------------

                                                  NATURE'S HEARTLAND, INC.

                                      By:

                                    SELLERS:


                                    Leo Kahn      /s/ Leo Kahn
                                                  ------------


                                   Joseph Kahn   /s/ Joseph Kahn
                                                 ---------------


                                   Daniel Kahn   /s/ Daniel Kahn
                                                 ---------------



                                 Elizabeth Kahn  /s/ Elizabeth Kahn
                                                 ------------------